Exhibit 99.1

Timothy Baker	Scott Solomon
Executive VP, Treasurer and CFO	Vice President
Cynosure, Inc.	Sharon Merrill
978.256.4200	617.542.5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports Financial Results for the Second Quarter of 2011

•	Revenues Increase 23% to $26.3 Million

•	42% Growth in International Laser Revenue Drives Top-Line Performance

•	Q2 Net Loss of $1.3 Million Includes $1.2 Million in Acquisition Expenses

•	Company Receives Health Canada Clearance for Cellulaze Cellulite Laser Workstation

Westford, Mass., July 26, 2011: Cynosure, Inc. (NASDAQ: CYNO) today announced financial results for the three months ended June 30, 2011.

Financial Highlights

Second-quarter 2011 revenues increased 23 percent to $26.3 million from $21.5 million for the same period in 2010. The net loss for the quarter was $1.3 million, or $0.10 per basic and diluted share, which included $1.2 million of expenses associated with the acquisition of the aesthetic laser business of HOYA ConBio®. On an adjusted basis, excluding the acquisition expenses, the Company’s net loss narrowed to $151,000, or $0.01 per basic and diluted share, compared with a net loss of $1.5 million, or $0.12 per basic and diluted share, for the second quarter of 2010.

“Laser product sales grew more than $4 million in the second quarter of 2011 as compared to the second quarter of 2010, fueled by a 42% increase in our international business,” said Michael Davin, Cynosure’s President and Chief Executive Officer. “Our international distributors and European subsidiaries, in particular, saw robust revenue gains in the quarter, reflecting our investments in these regions. Pricing in both domestic and overseas markets was stable. North American laser sales grew 9% year-over-year, despite the economic uncertainty and challenging credit environment that continue to hamper the U.S. aesthetic laser market.”

Gross profit for the three months ended June 30, 2011 was 57.2 percent, compared with 57.8 percent for the same period of 2010. The change in gross margin reflects a larger revenue contribution from international markets, particularly the Company’s third-party distributors, which carry lower average selling prices and margins than products sold through direct distribution channels.

Total operating expenses for the second quarter of 2011 were $16.3 million, or 62 percent of revenues, which included $1.2 million of expenses associated with the acquisition of HOYA ConBio’s aesthetic laser business, which has been rebranded as ConBio™, a Cynosure Company. Operating expenses totaled $13.3 million, or 62 percent of revenues, for the second quarter of 2010.

Launch of New Cellulite Reduction Technology

“During the quarter, we launched our new platform of non-invasive and minimally invasive products to treat the appearance of cellulite,” Davin said. “We began global revenue shipments of SmoothShapes XV, the non-invasive cellulite and body-shaping solution acquired this year as part of our asset purchase from Elemé Medical. SmoothShapes XV has received a positive response from customers and physician luminaries. We expect to begin shipments in the third quarter of a new ‘Petite’ laser handpiece that will enable practitioners to use the SmoothShapes XV to treat smaller areas including the arms, neck and calves.”

The second quarter also marked the European rollout of the Company’s Cellulaze™ workstation, the world’s first minimally invasive aesthetic laser for long-lasting reduction of cellulite in a single treatment. The product, which includes Cynosure’s proprietary SideLight 3D™ side-firing technology, is marketed through the Company’s direct sales offices in Europe. In the second half of 2011, Cynosure is expanding Cellulaze to include third-party distributors in Europe as well as in Australia, where the product recently received regulatory clearance.

The Canadian regulatory agency Health Canada issued a Medical Device License in July 2011 authorizing the sale of Cellulaze in that country. “Canadian regulatory approval is another key milestone in our strategy to broaden the global reach of our new cellulite reduction platform,” Davin said. SmoothShapes XV also was approved for marketing in Canada earlier this year.

The Company’s 510(k) application for marketing clearance of Cellulaze in the United States is currently undergoing review by the U.S. Food and Drug Administration.

ConBio™ Acquisition

“The ConBio integration is moving ahead smoothly, and we expect the initial phase of the integration process to be completed in the third quarter,” Davin said. “We see significant revenue potential in ConBio’s current products, as well as cross-selling and marketing opportunities. ConBio currently has an installed base of more than 3,200 systems, strong brand equity, excellent physician relationships, and an outstanding sales organization that spans more than 30 countries.”

Business Outlook

“We begin the second half of 2011 encouraged about the prospects for our business,” Davin said. “While the North American environment remains challenging, total revenues through the first two quarters of the year are up 19% over 2010. Looking ahead, our goal is to ensure that we optimize the newly acquired Elemé and ConBio assets, successfully complete the ConBio integration and further expand the geographic penetration of our cellulite reduction platform. While we would expect to see the traditional seasonal pullback in business in the third quarter, we believe that Cynosure remains well-positioned in the marketplace with numerous long-term growth opportunities.”

Second-Quarter Financial Results Conference Call

In conjunction with its second-quarter 2011 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

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About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Q-switched, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the Company’s anticipated financial results, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$26,339	$21,489	$48,223	$40,382
Cost of revenues	11,273	9,069	21,076	17,162

Gross profit	15,066	12,420	27,147	23,220

Operating expenses
Selling and marketing	9,656	8,645	18,412	17,047
Research and development	2,431	1,848	4,671	3,555
General and administrative	4,175	2,830	7,126	6,063

Total operating expenses	16,262	13,323	30,209	26,665

Loss from operations	(1,196)	(903)	(3,062)	(3,445)

Interest income, net	46	45	100	98
Other (expense) income, net	(1)	(550)	213	(701)

Loss before income taxes	(1,151)	(1,408)	(2,749)	(4,048)

Income tax provision (benefit)	149	69	445	241

Net loss	$(1,300)	$(1,477)	$(3,194)	$(4,289)

Diluted net loss per share	$(0.10)	$(0.12)	$(0.25)	$(0.34)

Diluted weighted average shares outstanding	12,599	12,710	12,588	12,711

Basic net loss per share	$(0.10)	$(0.12)	$(0.25)	$(0.34)

Basic weighted average shares outstanding	12,599	12,710	12,588	12,711

Condensed Consolidated Balance Sheet

(In thousands)

	Jun. 30, 2011	Dec. 31, 2010
	(unaudited)
Assets:
Cash, cash equivalents and short-term marketable securities	$62,243	$86,836
Accounts receivable, net	15,454	10,621
Inventories	27,019	18,684
Prepaid expenses and other current assets	4,306	3,902
Deferred tax asset, current portion	510	489

Total current assets	109,532	120,532
Property and equipment, net	8,589	8,892
Long-term marketable securities	6,530	9,990
Other noncurrent assets	25,310	2,398

Total assets	$149,961	$141,812

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$22,666	$15,267
Amounts due to related parties	3,012	1,785
Deferred revenue	3,973	3,660
Capital lease obligations	73	133

Total current liabilities	29,724	20,845

Capital lease obligations, net of current portion	72	40
Deferred revenue, net of current portion	532	348
Other long-term liabilities	199	279

Total stockholders’ equity	119,434	120,300

Total liabilities and stockholders’ equity	$149,961	$141,812

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measure included in this press release excludes the $1.2 million acquisition related costs. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Loss from operations	$(1,196)	$(903)	$(3,062)	$(3,445)

Non-GAAP adjustments to loss from operations:

Acquisition related costs	1,158	—	1,158	—

Total Non-GAAP adjustments to loss from operations	1,158	—	1,158	—

Non-GAAP Loss from operations	$(38)	$(903)	$(1,904)	$(3,445)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net loss	$(1,300)	$(1,477)	$(3,194)	$(4,289)

Non-GAAP adjustments to net loss:

Acquisition related costs	1,158	—	1,158	—
Income tax effect of Non-GAAP adjustments	(9)	—	(9)	—

Total Non-GAAP adjustments to net loss	1,149	—	1,149	—

Non-GAAP Net loss	$(151)	$(1,477)	$(2,045)	$(4,289)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Diluted net loss per share	$(0.10)	$(0.12)	$(0.25)	$(0.34)

Acquisition related costs	0.09	—	0.09	—
Income tax effect of Non-GAAP adjustments	(0.00)	—	(0.00)	—

Total Non-GAAP adjustments to net loss	0.09	—	0.09	—

Non-GAAP Diluted net loss per share	$(0.01)	$(0.12)	$(0.16)	$(0.34)

Weighted average shares used to compute diluted net loss per share	12,599	12,710	12,588	12,711

Weighted average shares used to compute Non-GAAP diluted net loss per share	12,599	12,710	12,588	12,711